APPENDIX 2

                      CODE OF CONDUCT FOR APPROVED PERSONS


INTRODUCTION
The Code of Conduct set out for Approved Persons by the FSA amplifies and explains the types of behaviours which would, in the opinion of the FSA, lead to failure to comply with each of the Principles for Approved Persons. The Code also sets out certain factors which, in the opinion of the FSA, are to be taken into account in determining whether an Approved Person's conduct complies with a particular Statement of Principle. The Code is set out Principle by Principle.

An Approved Person will only be in breach of a Statement of Principle where he is personally culpable. Personally culpability arises where an Approved Person's conduct was deliberate or where the Approved Person's standard of conduct was below that which would be reasonable in all the circumstances. In particular, in determining whether or not an Approved Person's conduct complies with a Statement of Principle, the FSA will take into account the extent to which an Approved Person has acted in a way that is stated to be in breach of a Statement of Principle as set out in the guidance below (and stated in the FSA handbook). However, Approved Persons should be aware that the Code of Conduct for Approved Persons (and in particular the specific examples of behaviour which may be in breach of a generic description of conduct in the code) is not exhaustive of the kind of conduct that may contravene the Statements of Principle.

Statements of Principle 1 to 4 apply to all Approved Persons. Statements of Principle 5 to 7 are applicable to individuals who are performing a Significant Influence Function. The individual responsible for Apportionment and Oversight will be specifically subject to Statement of Principle 5. In addition, it will be the responsibility of any such Approved Person to oversee that the Company has appropriate systems and controls as required under Statement of Principle 7. In applying Statements of Principles 5 to 7, the nature and scale and complexity of the business under management and the role and responsibility of the individual performing a Significant Influence Function within the Company will be relevant in assessing whether an Approved Person's conduct was reasonable. The FSA will be of the opinion that an individual performing a significant influence function may have breached the Statements of Principle 5 to7 only if his conduct was below the standard which would be reasonable in all the circumstances.

In determining whether or not the particular conduct of an Approved Person within his controlled function complies with the Statements of Principle, the following are factors which, in the opinion of the FSA, are to be taken into account:

     (1) whether that conduct relates to activities that are subject to the other provisions of the FSA Handbook;




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     (2)  whether that conduct is consistent with the requirements and standards of the regulatory system relevant to the Company.

In determining whether or not the conduct of an Approved Person performing a significant influence function complies with Statements of Principle 5 to 7 the following are factors which, in the opinion of the FSA, are to be taken into account:

     (1)  whether  he/she   exercised   reasonable  care  when  considering  the
          information available to him;

     (2)  whether he/she reached a reasonable conclusion which he/she acted on;

     (3)  the nature, scale and complexity of the Company's business;

     (4) his role and responsibility as an Approved Person performing a significant influence function;

     (5) the knowledge he had, or should have had, of regulatory concerns, if any, arising in the business under his control.



STATEMENT OF PRINCIPLE 1

STATEMENT OF PRINCIPLE 1 STATES THAT AN APPROVED PERSON MUST ACT WITH INTEGRITY IN CARRYING OUT HIS CONTROLLED FUNCTION.

In the opinion of the FSA conduct of the type described below does not comply with this Principle:

1.   Deliberately misleading (or attempting to mislead) by act or omission:

     (i)  a client; or

     (ii) his firm (or its auditors); or

     (iii) the FSA.

2.   Behaviour referred to above includes, but is not limited to deliberately:

(i)   falsifying documents;

(ii)  misleading a client about the risks of an investment;

(iii) misleading a client about the charges or surrender penalties of investment products;

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(iv) misleading a client about the likely performance of investment products by providing in appropriate projections of future investment returns;

(v) misleading a client by informing him that products require only a single payment when that is not the case;

(vi) mismarking the value of investments or trading positions;

(vii) procuring the unjustified alteration on illiquid or off-exchange contracts, or both;

(viii) misleading others within the firm about the credit-worthiness of a borrower;

(ix) providing false or inaccurate documentation or information, including details of training, qualifications, past employment record or experience;

(x) providing false or inaccurate information to the company (or to the company's auditors or appointed actuary);

(xi) providing false or inaccurate information to the FSA;

(xii) destroying, or causing to the destruction of, documents (including false documentation) or tapes of their contents, relevant to misleading (or attempting to mislead) a client, his firm, or the FSA;

(xiii) failing to disclose dealings where disclosure is required by the firm's personal account dealing rules;

(xiv) misleading others in the Company about the nature of risks being accepted.

(xv) deliberately recommending an investment to a customer, or carrying out a discretionary transaction for a customer where the Approved Person knows he is unable to justify the suitability for that customer;

(xvi) deliberately failing to inform, without reasonable cause, a customer, or his firm (or its auditors or appointed actuary) or the FSA of the fact that their understanding of a material issue is incorrect, despite being aware of their understanding for example, deliberately failing to disclose the existence of falsified documents or failing to rectify mismarked positions immediately;

(xvii) deliberately preparing inaccurate or inappropriate records or returns in connection with a controlled function for example, deliberately preparing performance reports for transmission to customers which are inaccurate or inappropriate; or preparing inaccurate training records or inaccurate details of qualifications, past employment record or experience; or preparing inaccurate trading confirmations, contract notes or other records


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of transactions or holdings of securities for a customer whether or not that customer is aware of these inaccuracies or requested such records;

(xviii) deliberately misusing the assets or confidential information of a client or of this firm, for example, front running client orders; carrying out unjustified trading on client accounts to generate a benefit (whether direct or indirect) to the Approved Person i.e. churning); misappropriating a client's assets, including wrongly transferring to personal accounts cash or securities belonging to clients; wrongly using one client's funds to settle margin calls or to cover trading losses on another client's account or on Company accounts; using a client's funds for purposes other than those for which they were provided; retaining a client's funds wrongly; pledging the assets of a client as security or margin where the Company is not permitted to do so;

(xix) deliberately designing transactions so as to disguise breaches of requirements and standards of the regulatory system;

(xx) deliberately failing to disclose the existence of a conflict of interest in connection with the dealings with a client.


STATEMENT OF PRINCIPLE 2

AN APPROVED PERSON MUST ACT WITH DUE SKILL CARE AND DILIGENCE IN CARRYING OUT HIS CONTROLLED FUNCTION.

In the opinion of the FSA conduct of the type described below does not comply with this Principle:

1.   Failing to inform:

     -    a customer; or

     -    his firm (or its auditors or appointed actuary)

     of material information in circumstances where he was aware, or ought to have been aware of such information, and of the fact that he should provide it.

2.   Behaviour referred to above includes, but is not limited to

         (i)  failing to explain the risks of an investment to a customer;

         (ii) failing to disclose to a customer details of the charges or surrender penalties of investment products;

         (iii) mismarking trading positions;

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         (iv) providing inaccurate or inadequate information to a firm, its auditors or appointed actuary;

         (v) failing to disclose dealings where disclosure is required by the Company's personal account dealing rules;

         (vi) recommending an investment to a customer, or carrying out a discretionary transaction for a customer, where he does not have reasonable grounds to believe that it is suitable for that customer;

         (vii) Undertaking, recommending or providing advice on transactions without a reasonable understanding of the risk exposure of the transaction to a customer, for example, recommending transactions in investments to a customer without a reasonable understanding of the liability (either potential or actual) of that transaction;

         (viii) Undertaking transactions without a reasonable understanding of the risk exposure of the transaction to the Company, for example, trading on the Company's own account without a reasonable understanding of the liability (either potential or actual) of the transaction;

         (xiv) Failing without good reason to disclose the existence of a conflict of interest in connection with dealings with a client;

         (x) Failing to provide adequate control over a client's assets for example, failing to segregate a client's assets; or failing to process a client's payments in a timely manner;

         (xi) Continuing to perform a controlled function despite failing to meet the standards or knowledge and skill set out in the Training and Competence Sourcebook for that controlled function.


STATEMENT OF PRINCIPLE 3

AN APPROVED PERSON MUST OBSERVE PROPER STANDARDS OF MARKET CONDUCT IN CARRYING OUT HIS CONTROLLED FUNCTION.

A factor which will be taken into account in determining whether or not an Approved Person's conduct complies with the above is whether he, or his Company have complied with the Code of Market Conduct.

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STATEMENT OF PRINCIPLE 4

AN APPROVED PERSON MUST DEAL WITH THE FSA AND WITH OTHER REGULATORS IN AN OPEN AND CO-OPERATIVE WAY AND MUST DISCLOSE APPROPRIATELY ANY INFORMATION OF WHICH THE FSA WOULD REASONABLY EXPECT NOTICE.

In determining whether or not an Approved Person complies with the above Principle, the FSA will take into account the likely significance to the FSA of the information which it was reasonable for the individual to assume; whether the information related to the individual himself or to his firm; whether any decision not to report the matter internally was taken after reasonable enquiry and analysis of the situation.

In the opinion of the FSA conduct of the type described below does not comply with this Principle

1. Failing to report promptly in accordance with his Company's internal procedures (or if none exist directly to the FSA), information which it would be reasonable to assume would be of material significance to the FSA, whether in response to questions or otherwise.

     There is no duty on an Approved Person to report such information directly to the FSA unless he is one of the Approved Persons responsible within the Company for reporting matters to the FSA. However, if an Approved Person takes steps to influence the decision so as not to report to the FSA or acts in a way that is intended to obstruct reporting of the information to the FSA, then the FSA will, in respect of that information, view him as being one of those within the Company who has taken on responsibility for deciding whether to report that matter to the FSA.

2. Where the Approved Person is, or is one of the Approved Persons who is, responsible within the Company for reporting matters to the FSA, failing promptly to inform the FSA of information of which he is aware and which it would be reasonable to assume would be of material significance to the FSA whether in response to questions or otherwise.

3.   Failing without good reason to:

     (i) inform a regulator of information of which the Approved Person was aware in response to questions from that regulator;

     (ii) attend an interview or answer questions put by a regulator, despite a request or demand having been made;


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     (iii) supply a regulator with  appropriate  documents or  information  when requested or required to do so and within the time limits attaching to that request or requirement.


STATEMENT OF PRINCIPLE 5

AN APPROVED PERSON PERFORMING A SIGNIFICANT INFLUENCE FUNCTION MUST TAKE REASONABLE STEPS TO ENSURE THE BUSINESS OF THE FIRM FOR WHICH HE IS RESPONSIBLE IN HIS CONTROLLED FUNCTION IS ORGANISED SO THAT IT CAN BE CONTROLLED EFFECTIVELY

In the opinion of the FSA conduct of the type described below does not comply with this Principle

1. Failing to take reasonable steps to apportion responsibilities for all areas of the business under the Approved Person's control;

2. Failing to take reasonable steps to apportion responsibilities clearly amongst those to whom responsibilities have been delegated, for example,

     (i)  implementing confusing or uncertain reporting lines;

     (ii) implementing confusing or uncertain authorisation levels

     (iii) implementing    confusing   or   uncertain   job   descriptions   and
          responsibilities.

3. In the case of an Approved Person who is responsible for dealing with the apportionment of responsibilities, failing to take reasonable care to maintain a clear and appropriate apportionment of significant responsibilities among the Company's directors and senior managers, for example,

     (i) failing to review regularly the significant responsibilities which the Company is required to apportion;

     (ii) failing to act where that review shows that those significant responsibilities have not been clearly apportioned:

4. Failing to take reasonable steps to ensure that suitable individuals are responsible for those aspects of the business under the control of the individual performing a significant influence function, for example,

     (i) failing to review the competence, knowledge, skills and performance of staff to assess their suitability to fulfil their duties, despite evidence that their performance is unacceptable;

     (ii) giving undue  weight to financial  performance  when  considering  the
          suitability   or  continuing   suitability  of  an  individual  for  a
          particular role;


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     (iii) allowing  managerial  vacancies which put at risk compliance with the requirements and standards of the regulatory system to remain, without arranging suitable cover for the responsibilities.


GUIDANCE ON THE ABOVE

(a) Reporting lines should be clear to staff. Where staff have dual reporting lines there is a greater need to ensure that the responsibility and accountability of each individual line manager is clearly set out and understood.
(b)  Where staff have particular  levels of  authorisation,  these should be set
     out  clearly  and   communicated  to  staff.
(c) If any individuals is unsatisfactory, then the appropriate Approved Person performing a significant influence function should be review carefully whether to allow that individual to continue in position. In particular, if he is aware of concerns relating to compliance with requirements and standards of the regulatory system (or internal controls of the individual concerned, or of staff reporting to that individual, the Approved Person performing a significant influence function should take care not to give undue weight to the financial performance of the individual or group concerned when considering whether any action should be taken. An adequate investigation of the concerns should be undertaken (including, where appropriate, adherence to internal controls. The Approved Person performing a significant influence function should satisfy himself, on reasonable grounds, that the investigation is appropriate, the results are accurate and the concerns do not pose an unacceptable risk to compliance with the requirements and standards of the regulatory system.
(d) In organising the business, the Approved Person performing a significant influence function should pay attention to any temporary vacancies which exist. He should take reasonable steps to ensure suitable cover for responsibilities is arranged. This could include taking on temporary staff or external consultants. The Approved Person performing a significant influence function should assess the risk that is posed to compliance with the requirements and standards of the regulatory system as a result of the vacancy, and the higher the risk the greater the steps he should take to fill the vacancy. It may be appropriate to limit or suspend the activity if appropriate cover for responsibilities cannot be arranged. To the extent that those vacancies are in respect of one of the customer functions they may only be filled by persons approved for that function.











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STATEMENT OF PRINCIPLE 6

AN APPROVED PERSON PERFORMING A SIGNIFICANT INFLUENCE FUNCTION MUST EXERCISE DUE SKILL, CARE AND DILIGENCE IN MANAGING THE BUSINESS OF THE COMPANY FOR WHICH HE IS RESPONSIBLE IN HIS CONTROLLED FUNCTION.

In the opinion of the FSA conduct of the type described below does not comply with this Principle

1. Failing to take reasonable steps to adequately inform himself about the affairs of the business for which he is responsible for example:

     (i) permitting transactions without a sufficient understanding of the risks involved;

     (ii) permitting expansion of the business without reasonably assessing the potential risks of that expansion;

     (iii) inadequate monitoring of highly profitably transactions or business practices or unusual transactions or business practices;

     (iv) accepting implausible or unsatisfactory explanations from subordinates without testing the veracity of those explanations;

     (v)  failing to obtain independent, expert opinion where appropriate.

2. Delegating the authority for dealing with an issue or part of the business to an individual or individuals (whether in-house or outside contractors) without reasonable grounds for believing that the delegate had the necessary capacity, competence, knowledge, seniority or skill to deal with the issue or to take authority for dealing with part of the business.

3. Failing to take reasonable steps to maintain an appropriate level of understanding about an issue or part of the business that he has delegated to an individual or individuals (whether in-house or outside contractors), for example,

     (i) disregarding an issue or part of the business once it has been delegated;

     (ii) failing to require adequate reports once the resolution of an issue or management of part of the business has been delegated;

     (iii) accepting implausible or unsatisfactory explanations from delegates without testing their veracity.

4. Failing to supervise and monitor adequately the individual or individuals (whether in-house or outside contractors) to whom responsibility for dealing with an issue or authority for dealing with part of the business has been delegated, for example,


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     (i)  failing to take personal action where progress is  unreasonably  slow, or where implausible or unsatisfactory explanations are provided;

     (ii) failing to review the performance of an outside contractor in connection with the delegated issue or business;

The FSA will take the following factors into account

(i)  the  competence,  knowledge  or seniority  of the  delegate;

(ii) the past performance and record of the delegate.


GUIDANCE ON THE ABOVE

(i) It is important that an Approved Person performing a significant influence function to understand the business for which he is responsible. An Approved Person performing a significant influence function is unlikely to be an expert in all aspects of a complex financial services business. However, he should understand and inform himself about the business sufficient to understand the risks of its trading, credit or other business activities;
(ii) It is important that an Approved Person performing a significant influence function to understand the risks of expanding the business into new areas and, before approving the expansion, he should investigate and satisfy himself, on reasonable grounds about the risks, if any, to the business.
(iii) Where unusually profitable business is undertaken, or where the profits are particularly volatile or the business involves funding requirements on the Company beyond those reasonably anticipated, he should require explanations from those who report to him. Where those explanations are implausible or unsatisfactory, he should take steps to test the veracity of those explanations.
(iv) Where the Approved Person performing a significant influence function is not an expert in the business area, he should consider whether he or those with whom he works have the necessary expertise to provide him with an adequate explanation of the issues within the business area. If not he should seek an independent opinion from elsewhere within or outside the Company.
(v) An Approved Person performing a significant influence function may delegate the investigation, resolution or management of an issue or authority for dealing with a part of the business to individuals who report to him or others.
(vi) The Approved Person performing a significant influence function should have reasonable grounds for believing that the delegate has the competence, knowledge, skill and time to deal with the issue. For instance, if the compliance department only has sufficient resources to deal with day-to-day issues, it would be unreasonable to delegate to it the resolution of a complex or unusual issue without ensuring it has sufficient capacity to deal with the matter adequately.







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(vii) If an issue raises questions of law or interpretation, the Approved Person performing the significant influence function may need to take legal advice. If appropriate legal expertise is available in-house, he may need to consider appointing an appropriate external adviser.
(viii) The FSA recognises that the Approved Person performing a significant influence function will have to exercise his own judgement in deciding how issues are dealt with and that in some cases that judgment will, with the benefit of hindsight, be shown to be wrong. He will not be in breach of Statement of Principle 6 unless he fails to exercise due and reasonable consideration before he delegates the resolution of an issue or authority for dealing with a part of the business and fails to reach a reasonable conclusion. If he is in doubt about how to deal with an issue or the seriousness of a particular compliance problem, then, although he cannot delegate to the FSA the responsibility for dealing with the problem or issue, he can speak to the FSA to discuss his approach.
(ix) Although an Approved Person performing a significant influence function may delegate the resolution of an issue, or authority for dealing with part of the business, he cannot delegate the responsibility for it. It is his responsibility to ensure that he receives reports on progress and questions those report where appropriate. For instance, if progress appears to be slow or the issue is not being satisfactorily resolved, then the Approved Person may need to challenge the explanations he receives and take action himself to resolve the problem. This may include increasing the resource applied to reassigning the resolution internally, or obtaining external advice or assistance. Where the issue raises significant concerns, the Approved Person should act clearly and decisively. If appropriate, this may be by suspending members of staff or relieving them or all or part of their responsibilities.


STATEMENT OF PRINCIPLE 7

AN APPROVED PERSON PERFORMING A SIGNIFICANT INFLUENCE FUNCTION MUST TAKE REASONABLE STEPS TO ENSURE THE BUSINESS OF THE COMPANY FOR WHICH HE IS RESPONSIBLE IN HIS CONTROLLED FUNCTION COMPLIES WITH THE RELEVANT REQUIREMENTS AND STANDARDS OF THE REGULATORY SYSTEM.

In the opinion of the FSA conduct of the type described below does not comply with this Principle

1. Failing to take steps to implement (either personally or through the compliance department or other departments) adequate and appropriate systems of control to comply with the relevant requirements and standards of the regulatory system in respect of its regulated activities.

2. Failing to take reasonable steps to monitor (either personally or through a compliance or other departments) compliance with the relevant requirements and standards of the regulatory system in respect of its regulated activities.



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3.   Failing to take  reasonable  steps  adequately to inform  himself about the reason why significant breaches (whether suspected or actual) of the relevant requirements and standards of the regulatory system in respect of its regulated activities may have arisen (taking account of the systems and procedures in place), for example, failing to investigate what systems or procedures may have failed including, where appropriate, failing to obtain expert opinion on the adequacy of the systems and procedures.

4. Failing take reasonable steps to ensure that the procedures and systems of control are reviewed and, if appropriate, improved, following the identification of significant breaches (whether suspected or actual) of the relevant requirements and standards of the regulatory system relating to its regulatory activities, for example,

     (i) unreasonably failing to implement recommendations for improvements in systems and procedures;

     (ii) unreasonable failing to implement recommendations for improvements to systems and procedures in a timely manner.

5. In the case of the Money Laundering Reporting Officer, failing to discharge the responsibilities imposed on him in accordance with the Money Laundering Sourcebook.

6. Failing to take reasonable steps to ensure that appropriate compliance systems and procedures are in place.


GUIDANCE ON THE ABOVE

(i) An Approved Person performing a significant influence function need not himself put in place the systems and control in his business. Whether he does this depends on his role and responsibilities. He should, however, take reasonable steps to ensure that the business for which he is responsible has operating procedures and systems which include well defined steps for complying with the detail of relevant requirements and standards of the regulatory system and for ensuring that the business is run prudently. The nature and extent of the systems of control that are required will depend upon the relevant requirements and standards of the regulatory system and the nature, scale and complexity of the business.
(ii) Where the Approved Person performing a significant influence function becomes aware of suspected problems that involve possible breaches of relevant requirements an standards of the regulatory system falling within his area of responsibility, then he should take reasonable steps to ensure that they are dealt with a timely and appropriate manner. This may involve an adequate investigation to find out what systems or procedures have failed and why. He may need to obtain expert opinion on the adequacy and efficiency of the systems and procedures.




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

(iii) Where independent reviews of systems and procedures have been undertaken and result in recommendations for improvement, the Approved Person performing a significant influence function should ensure that, unless there are good reasons not to, any reasonable recommendations are implemented in a timely manner. What is reasonable will depend on the nature of the inadequacy and the cost of the improvement. It will be reasonable for the Approved Person performing a significant influence function to carry out a cost benefit analysis when assessing whether the recommendations are reasonable.

























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                                   APPENDIX 2A

                    FIT AND PROPER TEST FOR APPROVED PERSONS


When considering whether an individual may be suitable to be an approved person the FSA will take into account a number of factors, the most important of which are set out below:

1.   Honesty, integrity and reputation;

2.   Competence and capability; and

3.   Financial soundness.


1.   HONESTY, INTEGRITY AND REPUTATION

The matters to which the FSA will have regard to in this include, but are not limited to:

(i) whether the person has been convicted of any criminal offence; this must include, where relevant, any spent convictions under the Rehabilitation of Offenders act 1974 (Exceptions) Order 1975; particular consideration will be given to offences of dishonesty, fraud, financial crime or any offence whether or not in the United Kingdom or other offences under legislation relating to companies, building societies, industrial and provident societies, credit unions, friendly societies, banking and or other financial services, insolvency, consumer credit companies, insurance, and consumer protection, money laundering, market manipulation or insider dealing;

(ii) whether the person has been the subject of any adverse finding or any settlement in civil proceedings, particularly in connection with the investment or other financial business, misconduct, fraud or the formation or management of a body corporate;

(iii) whether the person has been the subject of, or interviewed in the course of, any existing or previous investigation or disciplinary proceedings, by the FSA, by other regulatory authorities (including a previous regulator), clearing houses and exchanges, professional bodies, or government bodies or agencies;

(iv) whether the person is or has been the subject of any proceedings of a disciplinary or criminal nature, or has been notified of any potential proceedings or of any investigation which might lead to those proceedings;

(v) whether the person has contravened any of the requirements and standards of the regulatory system or the equivalent standards or requirements of other regulatory authorities, (including a previous regulator), clearing houses and exchanges, professional bodies, or government bodies or agencies;

(vi) whether the person has been the subject of any justified complaint relating to regulated activities;

(vii) whether the person has been involved with a company, partnership or other organisation that has been refused registration, authorisation, membership or a licence to carry out a trade, business or profession, or has had that registration, authorisation, membership or licence revoked, withdrawn or terminated, or has been expelled by a regulatory body or government body; (viii) whether, as a result of the removal of the relevant licence, registration or other authority, the person has been refused the right to carry on a trade, business or profession requiring a licence, registration or other authority; (ix) whether the person has been a director, partner or concerned in the management, of a business that has gone into insolvency, liquidation or administration while the person has been connected with that organisation or within one year of that connection; (x) whether the person, or any business with which the person has been involved, has been investigated, disciplined, censured or suspended or criticised by a regulatory or professional body, a court or Tribunal, whether publicly or privately; (xi) whether the person has been dismissed, or asked to resign and resigned, from employment or from a position of trust, fiduciary appointment or similar; (xii) whether the person has ever been disqualified from acting as a director or disqualified from acting in any managerial capacity; (xiii) whether, in the past, the person has been candid and truthful in all his dealings with any regulatory body and whether the person demonstrates a readiness and willingness to comply with the requirements and standards of the regulatory system and with other legal, regulatory and professional requirements and standards.


2.   COMPETENCE AND CAPABILITY

In determining a person's competence and capability, the FSA will have regard to matters including but not limited to:

(a) whether the person satisfies the relevant requirements of the FSA's Training and Competence sourcebook in relation to the controlled function the person performs or is intended to perform; (b) whether the person has demonstrated by experience and training that the person is able, or will be able, if approved, to perform the controlled function.

     The FSA will consider a person's convictions, or dismissal or suspension from employment for drug, or alcohol abuses or other abusive acts, only in relation to a person's continuing ability to perform the particular controlled function for which the person is or is to be employed.


3.   FINANCIAL SOUNDNESS

In determining a person's financial soundness, the FSA will have regard to any factors including, but not limited to:

(a) whether the person has been the subject of any judgment debt or award, in the United Kingdom or elsewhere, that remains outstanding or was not satisfied within a reasonable period;

(b) whether, in the United Kingdom or elsewhere, the person has made any arrangements with his creditors, filed for bankruptcy, been adjudged bankrupt, had assets sequestrated, or been involved in proceedings relating to any of these.

The FSA will not normally require a person to supply a statement of assets or liabilities. The fact that a person may be of a limited financial means will not, in itself, affect his suitability to perform a controlled function.

                                   APPENDIX 3

                             CODE OF MARKET CONDUCT


The Code of Market Conduct has been produced by the FSA to provide guidance of what does and what does not amount to market abuse. This section starts with an explanation of various terms used within the Code followed by the Code together with some examples of the types of behaviour which the FSA view as either acceptable or otherwise.


WHAT CONSTITUTES MARKET ABUSE?

Three tests must be satisfied in order to establish whether behaviour, whether by one person alone or by two or more persons jointly or in concert, amounts to market abuse and these are as follows:

(i) The behaviour must occur in relation to a qualifying investment traded on a prescribed market.

(ii) The behaviour must satisfy one of the three conditions below:

     - the behaviour is based on information which is not generally available to those using the market but which, if available to a regular user of the market, would or would be likely to be regarded by him as relevant when deciding the terms on which transactions in investments of the kind in question should be effected.

     - the behaviour is likely to give a regular user of the market a false or misleading impression as to the supply of, or demand for, or as to the price or value of, investments of the kind in question.

     - a regular user of the market would, or would be likely to, regard the behaviour as behaviour which would, or would be likely to, distort the market in investments of the kind in question. (iii) The behaviour must be likely to be regarded by a regular user of the market as a failure on the part of the person concerned to observe the standard of behaviour reasonably expected of a person in the position of the person in question.


WHO IS REGARDED AS A REGULAR USER?

A regular user is defined in relation to a particular market, as a reasonable person who regularly deals on that market in investments of the kind in question.

It follows therefore that behaviour amounts to market abuse only where it would be likely to be regarded by a regular user as a failure on the part of that person or persons concerned to observe the standard of behaviour reasonably expected of a person in his or their position in relation to the market.

To establish there behaviour falls below the standards expected, the regular user is likely to consider all the circumstances of the behaviour including:

     - the characteristics of the market in question, the investments traded on that market and the users of the market;

     - the rules and regulations of the market in question and any applicable laws;

     -    prevailing   market   mechanisms,   practices  and  codes  of  conduct
          applicable to the market in question;

     - the position of the person in question and the standards reasonably to be expected of that person at the time of the behaviour in the light of that person's experience, level of skill and standard of knowledge;

     - the need for market users to conduct their affairs in a manner which does not compromise the fair and efficient operation of the market as a whole or unfairly damage the interests of investors.


WHAT TYPES OF BEHAVIOUR FALL WITHIN THE SCOPE OF THE MARKET ABUSE REGIME?

The types of behaviour which come within the scope of the market abuse regime include, but are not limited to, the following:

(i)  dealing in qualifying in investments;

(ii) dealing in commodities  or investments  which are the subject matter of, or
     whose  price  or  value  is   determined  by  reference  to,  a  qualifying
     investment;

(iii) arranging  deals in  respect of  qualifying  investments

(iv) causing or procuring or advising others to deal in qualifying  investments;

(v) making statements or representations or otherwise disseminating information which is likely to be regarded by the regular user as relevant to determining the terms on which transactions in qualifying investments should be effected;

(vi) providing  corporate  finance  advise  and  conducting   corporate  finance
     activities in qualifying investments;  and

(vii) managing  investments  which  are  qualifying   investments  belonging  to
     another.

Behaviour includes both action and inaction.


 1.      MISUSE OF INFORMATION

WHAT CONSTITUTES MISUSE OF INFORMATION?

Behaviour based on misuse of information is behaviour which is based on information which is not generally available to those using the market but which, if available to a regular user of the market, would or would be likely to be regarded by him as relevant when deciding the terms on which transactions in investments of the kind in question should be effected.

Behaviour will amount to market abuse in that it will be a misuse of information where a person deals or arranges deals in any qualifying investment or relevant product where all four of the following circumstances are present:

(1) The dealing or arranging is based on information. The person must be in possession of information and the information must have a material influence on the decision to engage in the dealing or arranging. The information must be one of the reasons for the dealing or arranging but need not be the only reason;

(2)  The information  must be information  which is not generally  available

(3) The information must be likely to be regarded by a regular user as relevant when deciding the terms on which transactions in the investments of the kind in question should be effected.

(4) The information must relate to matters which the regular user would reasonably expect to be disclosed to users of the particular prescribed market.


WHAT CONSTITUTES INFORMATION WHICH IS GENERALLY AVAILABLE?

Information is treated as generally available if it can be obtained by research or analysis conducted by or on behalf of users of a market. In addition, information is regarded as generally available where one (or more) of the following is satisfied:

(1) The information has been disclosed to a prescribed market through an accepted channel for the dissemination of information or otherwise under the rules of that market;

(2) The information is contained in records which are open to inspection of the public;

(3) The information has otherwise been made public, including through the Internet, or some other publication, or is derived from information which has been made public;

(4)  The information can be obtained by observation.


WHAT CONSTITUTES RELEVANT INFORMATION?

Whether, in a particular case, a particular piece of information would, or would be likely to, be regarded as relevant information by the regular user will depend on the circumstances of the case. In making such a determination, the regular user is likely to consider the extent to which:

(a)  the  information is specific and precise;

(b)  the information is material;

(c)  the information is current;

(d) the information is reliable, including how near the person providing the information is, or appears to be, to the original source of that information and the reliability of that source:

(e) there is other material information which is already generally available to inform users of the market; and

(f) the information differs from information which is generally available and therefore can be said to be new or fresh information.


WHAT CONSTITUTES INFORMATION WHICH A REGULAR USER WOULD REASONABLY EXPECT TO BE DISCLOSED TO OTHER USERS OF THE MARKET?

1. Information which has to be disclosed in accordance with any legal or regulatory requirement; or

2. Information which is routinely the subject of a public announcement although not subject to any formal disclosure requirement.

The sections of the Code relating to the misuse of information are now set out below together with some explanations where appropriate.


1. DEALING OR ARRANGING DEALS WILL NOT AMOUNT TO A MISUSE OF INFORMATION IF THE PERSON'S POSSESSION OF RELEVANT INFORMATION THAT IS NOT GENERALLY AVAILABLE DID NOT INFLUENCE THE DECISION TO ENGAGE IN THE DEALING OR ARRANGING IN QUESTION.

     It will be presumed that the person's possession of the information in question did not influence his decision to deal or arrange deals if:

     (i) the person had taken a firm decision to deal or arrange deals before the relevant information was in the person's possession; and

     (ii) the terms on which the person had proposed to enter into the transaction did not alter after the receipt of the information.

     Where a person is an organisation where one or more individuals within the organisation are in possession of relevant information, it will be presumed that such possession had no influence on the person's decision to deal or arrange deals if none of the individuals in possession of the information:

     (i) had any involvement in the decision to engage in the dealing or arranging; or

     (ii) behaved in such a way as to influence, directly or indirectly, the decision to engage in the dealing or arranging; or

     (iii) had any contact with those who were involved in the decision to engage in the dealing or arranging whereby the information could have been transmitted.

2. RELEVANT INFORMATION DOES NOT INFLUENCE THE DECISION TO DEAL OR ARRANGE DEALS IF:

     (i) the information in question was held behind an effective Chinese Wall and the individual or individuals who dealt or arranged deals was or were on the other side of the Chinese Wall; or

     (ii) arrangements equivalent to effective Chinese Walls had been established and maintained in respect of the information, and the individuals who dealt or arranged deals did not, therefore, have access to the relevant information.

3. DEALING OR ARRANGING DEALS WILL NOT AMOUNT TO A MISUSE OF INFORMATION SOLELY BECAUSE IT IS BASED ON INFORMATION AS TO THAT PERSON'S INTENTION, OR ANY OTHER PERSON'S INTENTION, TO DEAL OR ARRANGE DEALS IN RELATION TO ANY QUALIFYING INVESTMENT, OR INFORMATION CONCERNING TRANSACTIONS THAT HAVE TAKEN PLACE. HOWEVER, THIS SAFE HARBOUR DOES NOT INCLUDE DEALING OR ARRANGING DEALS:

     (i)  based on  information  as to a possible  takeover  bid;

     (ii) based on information relating to new offers, issues, placements or other primary market activity.

4. DEALING OR ARRANGING DEALS WILL NOT AMOUNT TO A MISUSE OF INFORMATION IF IT IS ENGAGED IN BY A PERSON (OR SOMEONE ACTING FOR HIM) OR BY ANOTHER PERSON ACTING IN CONCERT WITH HIM IN CIRCUMSTANCES WHERE:

(i)  the dealing or arranging  deals was:

     (a) in connection with the acquisition or disposal or an equity stake in a company;

     (b)  engaged in for the sole purpose of making the acquisition or disposal:
          or

     (c) where engaged in by a concert party of a person making or potentially making an acquisition or disposal for the sole benefit of that person; and

(ii) the information in question consists of one or more of the following matters:

     (a) that investments of a particular kind have been or are to be acquired or disposed of, or that their acquisition or disposal is under consideration or the subject of negotiation;

     (b) that investments of a particular kind have not been or are not to be acquired or disposed;

     (c)  the number of  investments  acquired or disposed of, or to be acquired
          or   disposed   of,  or  whose   acquisition   or  disposal  is  under
          consideration or the subject of negotiation;

     (d) the price (or range of prices) at which investments have been, or are to be, acquired or disposed of, or the price (or range of prices) at which the investments whose acquisition or disposal is under consideration, or the subject of negotiation, may be acquired or disposed of;

     (e) the identity of the persons involved, or likely to be involved, in any capacity in an acquisition or disposal;

     (f) in the case of a takeover bid any information legitimately obtained by the bidder in relation to the target company.

5. AGREEING TO UNDERWRITE AN ISSUE OF SECURITIES WILL NOT OF ITSELF AMOUNT TO A MISUSE OF INFORMATION.


2. FALSE OR MISLEADING IMPRESSION

WHAT CONSTITUTES TOWARDS A FALSE OR MISLEADING IMPRESSION?

Behaviour giving rise to false or misleading impression is behaviour which is likely to give a regular user of the market a false or misleading impression as to the supply of, or demand for, or as to the price or value of, investments of the kind in question.

In order to fall within the false or misleading impressions test:

(i) the behaviour must be likely to give the regular user a false or misleading impression. Behaviour will amount to market abuse if the behaviour engaged in is likely to give rise to, or to give an impression of, a price or value or volume of trading which is materially false or misleading; and

(ii) in order to be likely, there must be a real and not fanciful likelihood that the behaviour will have such an effect, although the effect need not be more likely than not. The behaviour may, or may be likely to, give rise to more than one effect, including the effect in question.

Factors which are to be taken into account in determining whether or not behaviour is likely to give the regular user a false or misleading impression as to the supply of, or demand for, or the price or value of a qualifying investment or relevant product include:

(1)  the  experience  and knowledge of the users of the market in question;

(2) the structure of the market, including its reporting, notification and transparency requirements;

(3) the legal and regulatory requirements of the market concerned and accepted market practices;

(4) the identity and position of the person responsible for the behaviour which has been observed; and

(5) the extent of the nature of the visibility and disclosure of the person's activity.


SO WHAT WOULD CONSTITUTE MARKET ABUSE WITH REGARD TO FALSE OR MISLEADING IMPRESSIONS?

Behaviour will constitute market abuse where:

(i) a person enters into a transaction or series of transaction in a qualifying investment or relevant product; and

(ii) the principal effect of the transaction or transactions will be, or will be likely to be, to inflate, maintain or depress the apparent supply of, or the apparent demand for, or the apparent price or value of a qualifying investment or relevant product so that a false or misleading impression is likely to be given to the regular user; and

(iii) the person knows, or could reasonably be expected to know, that the principal effect of the transaction or transactions on the market will be, or will be likely to be a false or misleading impression;

unless the regular user would regard:

(iv) the principal rationale for the transaction in question as a legitimate commercial rationale; and

(v)  the way in which the transaction is to be executed as proper.


WHAT CONSTITUTES A LEGITIMATE COMMERCIAL RATIONALE?

A transaction which creates a false or misleading impression will not normally be considered to have a legitimate commercial rationale where the purpose behind the transaction was to induce others to trade in, or to position or move the price of, a qualifying investment or relevant product. Equally, transactions will not automatically be considered to have a legitimate commercial rationale simply because the purpose behind the transaction was to make a profit or avoid a loss.


WHAT FACTORS ARE TAKEN INTO ACCOUNT TO ESTABLISH WHETHER BEHAVIOUR CONSTITUTES MARKET ABUSE WITH REGARD TO FALSE OR MISLEADING IMPRESSIONS?

The following factors are taken into account:

(i) whether the transaction causes or contributes to an increase (or decrease) in the supply of, or the demand for, or the price or value of a qualifying investment or relevant product and the person has an interest in the level of supply of, or the demand for, or the price or value of the qualifying investment or relevant product;

(ii) whether the transaction involves the placing of buy and sell orders at prices higher or lower than the market price, or the placing of buy and sell orders which increase the volume of trading;

(iii) whether the transactions coincides with a time at or around which the supply of, or the demand for, or the price or value of a qualifying investment or relevant product is relevant (whether for the market as a whole or the person in question) to the calculation of reference prices, settlement prices, and valuations (for example, close of trading, end of quarter);

(iv) whether those involved in the transaction are connected parties;

(v) whether the transaction causes the market price of the investment in question to increase or decrease, following which the market price immediately returns to its previous level;

(vi) whether a person places a bid (or offer) which is higher (or lower) than the previous bid (or offer) only to remove the bid (or offer) from the market before it is executed.


WHAT CONSTITUTES DISSEMINATING FALSE OR MISLEADING INFORMATION?

Behaviour will constitute market abuse where:

(i) a person disseminates information which is, or if true would be, relevant information;

(ii) the person knows, or could reasonably be expected to know, that the information disseminated is false or misleading; and

(iii) the person disseminates the information in order to create a false or misleading impression (this need not be the sole purpose for disseminating the information but must be an actuating purpose).

In addition behaviour will constitute market abuse where:

(i) a person responsible for the submission of the information to an accepted channel for the dissemination of information submits information which is, or if true would be, relevant information which is likely to give the regular user a false or misleading impression as to the supply of, or the demand for, or the price or value of a qualifying investment or relevant product; and

  (ii) the person who submits the information has not taken reasonable care to ensure it is not false or misleading.

Below is set out the parts of the Code which deal with false and misleading impressions together with explanations where relevant.


6. THE FOLLOWING EXAMPLES OF BEHAVIOUR WILL NOT GIVE RISE TO A FALSE OR MISLEADING IMPRESSION:

     (i) transactions which affect the taking of a position, or the unwinding of a position taken, so as to take legitimate advantage of:

          (a) differences in the taxation of income or capital returns generated by investments or commodities (whether such differences arise solely because of the identity of the person entitled to receive such income or capital or otherwise); or

          (b) differences in the prices of investments or commodities traded in different locations; or

          (c) transactions which effect the lending or borrowing of qualifying investments or commodities so as to meet an underlying commercial demand for the investment or commodity.

7. MAKING A REPORT OR DISCLOSURE WILL NOT, OF ITSELF, GIVE RISE TO A FALSE OR MISLEADING IMPRESSION IF:

     (1) the report or disclosure was made in accordance with the way specified by any applicable legal or regulatory requirement; and

     (2) the report or disclosure was expressly required or expressly permitted by the rules or the rules of a prescribed market or the rules of the Takeover Code or SARs or by any other applicable statute or regulation or the rules of any competent statutory, governmental or regulatory authority.

8. WHERE A PERSON IS AN ORGANISATION, THAT PERSON MAY BE AWARE OF INFORMATION THAT IS NOT KNOWN TO ALL OF THE INDIVIDUALS WITHIN THE ORGANISATION. IF AN INDIVIDUAL WITHIN THE ORGANISATION DISSEMINATES INFORMATION WHICH HE WOULD KNOW, OR COULD REASONABLY EXPECTED TO KNOW, IS FALSE OR MISLEADING IF HE WAS AWARE OF THE INFORMATION HELD BY OTHER INDIVIDUALS WITHIN THE ORGANISATION, THEN THAT PERSON WILL BE TAKEN NOT TO KNOW, OR TO BE REASONABLY EXPECTED TO KNOW, THAT THE INFORMATION DISSEMINATED WAS FALSE OR MISLEADING IF:

     (a) the other information in question is held behind an effective Chinese Wall or is restricted using other similarly effective arrangements; and

     (b) there is nothing which was known, or ought reasonably to have been known to the individual who disseminated the information which should have led him to conclude it was false or misleading.

9. THE FACT THAT A PERSON DID NOT KNOW, OR COULD NOT REASONABLY BE EXPECTED TO KNOW, THAT THE INFORMATION WAS FALSE OR MISLEADING CAN BE DEMONSTRATED BY SHOWING THAT:

     (a) the person had taken a firm decision to deal or arrange deals before the relevant information was in the person's possession; and

     (b) the terms on which the person had proposed to enter into the transactions did not alter after the receipt of the information.


3.   DISTORTION

WHAT BEHAVIOUR AMOUNTS TO DISTORTION?

Behaviour amounting to distortion is such that a regular use of the market would, or would be likely to, distort the market in investments of the kind in question.

So what precisely does this mean? An individual may not engage in behaviour that interferes with the proper operation of market forces and so with the interplay of proper supply and demand and so has a distorting effect. Distortion undermines confidence in the prescribed markets and damages efficiency to the detriment of all market users, including investors.

In order to fall within the distortion test behaviour must:

(i) be such that a regular user would, or would be likely to, regard it as behaviour which would, or would be likely to distort the market in the investment in question. Behaviour will amount to market abuse if the behaviour engaged in interferes with the proper operation of market forces with the purpose of positioning prices at a distorted level. This need not be the sole purpose of entering into the transaction or transactions but it must be an actuating purpose; and

(ii) in order to be likely, there must be a real and not fanciful likelihood that the behaviour will have such an effect, although the effect need not be more likely than not.


WHAT CONSTITUTES PRICE POSITIONING?

Behaviour will constitute market abuse where an individual enters into a transaction, or a series of transactions, with the purpose of positioning the price of a qualifying investment or relevant product at a distorted level (the purpose need not be the sole purpose for entering into the transaction or transactions, but must be an actuating purpose).

Therefore it follows from this that behaviour which incorporates a purpose of positioning the price at a distorted level cannot have a legitimate commercial rationale.

The following factors will be taken into account when determining whether an individual has positioned the price of a qualifying investment or relevant product at a distorted level, although the presence of one or more of these factors does not automatically mean the market has been distorted:

(i) The extent to which the timing of the individual's transaction or transactions coincided with a time at or around which the price of the qualifying investment or relevant product was relevant (whether for the market as a whole and/or the individual in question) to the calculation of reference prices, settlement prices, and valuations;

(ii) The extent to which the person had a direct or indirect interest in the price or value of the qualifying investment or relevant product;

(iii) The volume or size of the individual's transaction or transactions in relation to the reasonable expectations of depth and liquidity of the market at the time in question;

(iv) The extent to which price, rate or option volatility movements, and the volatility of these factors for the investment in question occur which are outside their normal intra-day, daily, weekly or monthly range;

(v) The extent to which the individual's transaction or transactions caused the market price of the investment to increase or decrease, following which the market price returned immediately to its previous level; and

(vi) whether an individual has successively and consistently increased or decreased his bid, offer or the price he has paid for a qualifying investment or relevant product.


WHAT BEHAVIOUR CONSTITUTES AN ABUSIVE SQUEEZE?

Behaviour will constitute market abuse where a person engages in an abusive squeeze i.e. where a person with:

(1) a significant influence over the supply of, or demand for, or delivery mechanisms for a qualifying investment or relevant product; and

(2)  a position (directly or indirectly) in an investment under which quantities
     of  the  qualifying   investment  or  relevant   product  in  question  are
     deliverable:

engages in behaviour with the purpose of positioning at a distorted level the price at which others have to deliver, take delivery of or defer delivery to satisfy their obligations (the purpose need not be the sole purpose of entering into the transaction or transactions, but must be the actuating purpose).

An abusive squeeze occurs where a person has positioned the price at a level materially different than the price that would have been determined by the interaction of proper supply and demand at which others have to deliver, take delivery of or defer delivery to satisfy their obligations.

The following factors will be taken into account when determining whether a person has engaged in an abusive squeeze. These do not impose new obligations on market users, e.g. they do not impose an obligation to lend to others where one does not already exist, although behaviour is less likely to amount to an abusive squeeze if an individual is willing to lend the investment in question. The factors are as follows:

(i) the extent to which a person is willing to relax his control or other influence in order to help maintain an orderly market, and the price at which he is willing to do so;

(ii) the extent to which the person's activity causes, or risks causing, settlement default by other market users on a multilateral basis and not just a bilateral basis. The more widespread the risk of multilateral settlement default, the more likely that the market has been distorted;


(iii) the extent to which prices under the delivery mechanisms of the market diverge from the prices for delivery of the investment or its equivalent outside those mechanisms. The greater the divergence beyond that to be reasonably expected, the more likely that the market has been distorted; and

(iv) the extent to which the spot or immediate market compared to the forward market is unusually expensive or inexpensive or the extent to which borrowing rates are unusually expensive or inexpensive.


10. BEHAVIOUR WHICH COMPLIES WITH THE LONDON METAL EXCHANGE'S DOCUMENT "MARKET
ABERRATIONS: THE WAY FORWARD" PUBLISHED IN OCTOBER 1998, WHICH GOVERNS THE BEHAVIOUR EXPECTED OF LONG POSITION HOLDERS, WILL NOT AMOUNT TO MARKET ABUSE IN THAT THE BEHAVIOUR WILL NOT AMOUNT TO DISTORTION.


4.      STATUTORY EXEMPTIONS

Two types of behaviour are provided statutory exemptions in relation to the market abuse regime. The first relates to behaviour which is described in this Code as not amounting to market abuse and the second relates to behaviour which conforms with an FSA rule where that rule includes a provision to the effect that behaviour conforming with this rules does not amount to market abuse.

11. BEHAVIOUR CONFORMING WITH ANY OF THE RULES OF THE TAKEOVER CODE OR SARS IN RELATION TO THE TIMING, DISSEMINATION OR AVAILABILITY, CONTENT AND STANDARD OF CARE APPLICABLE TO A DISCLOSURE, ANNOUNCEMENT, COMMUNICATION OR RELEASE OF INFORMATION, DOES NOT OF ITSELF AMOUNT TO MARKET ABUSE IN THAT THE BEHAVIOUR DOES NOT GIVE RISE TO A FALSE OR MISLEADING IMPRESSION, OR DISTORTION IN SO FAR AS THE BEHAVIOUR IS EXPRESSLY REQUIRED OR EXPRESSLY PERMITTED BY THE RULE IN QUESTION.

12. BEHAVIOUR CONFORMING WITH RULE 4.2 OF THE TAKEOVER CODE (IN RELATION TO RESTRICTIONS ON DEALINGS BY THE OFFEROR AND CONCERT PARTIES) DO NOT OF ITSELF AMOUNT TO MARKET ABUSE IN THAT THE BEHAVIOUR DOES NOT GIVE RISE TO A FALSE OR MISLEADING IMPRESSION OR DISTORTION IN SO FAR AS THE BEHAVIOUR IS EXPRESSLY REQUIRED OR EXPRESSLY PERMITTED BY THAT RULE.


5.   REQUIRING OR ENCOURAGING

WHAT CONSTITUTES REQUIRING OR ENCOURAGED?

It must be shown that:

(i) the behaviour would have amounted to market abuse if carried out by the person who requires or encourages (to which hypothetical situation the principles set out in this Code will be applied); and

(ii) that the person, by action or inaction, required or encouraged another to engage in the behaviour in question.

It is not necessary to show that the person who requires or encourages has benefited from the action of the person who is required or encouraged.

Whether a person's taking or refraining from taking action might be regarded as requiring or encouraging others will depend on circumstances such as acceptable market practices, the experience, level of skill and standard of knowledge of the person concerned, and the control or influence the person has in relation to the person who engages in the behaviour in question.

Early or selective disclosure of information which a regular user would expect market users to have will generally be presumed to constitute requiring or encouraging unless there is a legitimate purpose for making the disclosure e.g. as permitted or required by the rules of a prescribed market, the rules of the FSA, or the rules of the Takeover Code. Any such disclosure should be accompanied by a statement at or before the time the information is passed that the information is given in confidence and that the recipient should not base any behaviour in relation to the qualifying investment or relevant product which would amount to market abuse on the information until after the information is made generally available.

The FSA will not regard a person as requiring or encouraging others to deal if he passes information which is relevant information and not generally available to:

(i) his employees for the purpose of enabling them to perform their functions in circumstances where the possession of the information in question is necessary for the proper performance of those functions; or

(ii) his professional advisers, and or the professional advisers of any persons involved or who may be involved in any transaction or takeover bid with or involving him, for the purpose of obtaining advice; or

(iii) any person with whom he is negotiating, or intends to negotiate, any commercial, financial or investment transaction (including prospective underwriters or placees of securities) for the purpose of facilitating the proposed transaction; or

(iv) any person from whom he is seeking or intends to seek an irrevocable commitment or expression of support in relation to an offer which is subject to the Takeover Code, for the purpose of obtaining that commitment or expression of support; or

(v) representatives of his employees or trade unions acting on their behalf in fulfilment of a legal obligation; or

(vi) any government department, the Bank of England, the Competition Commission, the Takeover Panel or any other statutory or regulatory body or authority for the purposes of fulfilling a legal or regulatory obligation or otherwise in connection with the performance of the functions of the body to which the information has been passed.

                                   APPENDIX 4

                             PERSONAL DEALING RULES


1. GENERAL

1.1 These PA dealing rules are designed to meet the requirements of our regulator the Financial Services Authority and also to meet the requirements of Rule 17J-1 of the SEC requiring all investment advisers to have a Code of Ethics for all Access Persons.

1.2 All PA deals must be pre-cleared by the Compliance Officer in accordance with these procedures by completing the required form (P/PA Dealing Form/Form). In the absence of the Compliance Officer, clearance should be requested from the Finance Partner or a Director. Individuals may not clear their own trades.

1.3 These procedures may be waived or amended in individual cases where the Compliance Officer decides that it would be appropriate to do so in the circumstances (e.g. where a sale of securities is required to alleviate financial hardship). In deciding whether circumstances justify any waiver or special treatment the Compliance Officer may require written information and may consult with the Directors.

1.4 PA deals include all transactions in securities, quoted or unquoted, by:

     a.   EP employees,  whether for their own account or for another party,

     b. Any connected person of an EP employee, i.e. over whom the EP employee has an effective influence in making the dealing decision; this would normally include spouse or partner and dependent children.

1.5 The Compliance Officer will maintain a Restricted List comprising:

     - all securities on the Buy List, i.e. the list of securities approved or actively being considered for purchase;

     -    all securities already purchased and held in client portfolios;

     - all securities in respect of which EP or any EP officer or employee is an Insider.


2. INSIDE INFORMATION

2.1 If any person in EP has material, non-public price-sensitive information on any listed security, that person will be an Insider in relation to that security. There is also a danger that EP as a whole will be an Insider, unless the information is "ring-fenced". Securities cannot be added to the Buy List while EP is an Insider and securities held in portfolios cannot be traded if EP subsequently becomes an Insider. This may disadvantage clients and you should therefore avoid becoming an Insider to the extent reasonably possible. Any person in EP who acquires such information must:

     -    notify the Compliance Officer by email immediately; and

     -    not disclose the inside information to any other person.

     The Compliance Officer will decide in each case whether inside information can safely be ring-fenced to allow client and/or PA dealings to continue.

     If you are in any doubt about whether you are an Insider or could be made one, you should consult the Compliance Officer.


3.   PERMISSIONS, RESTRICTIONS AND EXCEPTIONS

3.1 Permission will normally be granted for:

     -    any transaction in securities not on the Restricted List;

     - purchases of securities on the Buy List which the Compliance Officer is satisfied are not to be purchased for a client portfolio within the next 7 days;

     - purchases of securities not on the Buy List which the Compliance Officer is satisfied are not actively under consideration to be added to the buy list within the next 7 days;

     - sales of securities also held in an EP client account provided the PM of each such account confirms that he does not intend to dispose of the security within the next 7 days;

     - transactions through an account over which the EP employee has no investment discretion or ongoing influence, provided permission has been granted to set up the account before it commences operation.

     -    private placements of securities

     - Applications for shares in public offers where details have been announced in advance, e.g. privatisations, privatizations or new issues where EPM is not planning to apply on behalf of clients


3.2 Permission will not be granted if:

     -    Edinburgh Partners is an Insider in the relevant security;

     - Edinburgh Partners has an outstanding order in the security for any client portfolio;

     - the security is on the Buy List (unless no active trading is contemplated in the next 7 days);

     - the security is issued by an investment trust or company managed by EP and the proposed transaction is in a closed period (generally between the end of a financial reporting period and the announcement of results).

     - securities which are the subject of privatisation or new issue in which EP is planning to apply on behalf of clients

In the last of these cases, permission may still be given to deal by the Chief Executive if neither the EP deal nor the PA deal is likely to be material in relation to the price or liquidity of the relevant security.

3.2 PA dealing restrictions do not apply to:

     -    Accepting free shares, e.g. on a demutualisation

     - Taking up or selling rights in respect of existing investments, scrip dividends, stock splits

     - Transactions in open-ended collective investment schemes such as unit trusts and oeics, or unit-linked insurance contracts, with the exception of in house unit trusts and OEICs which should be dealt in accordance with these personal dealing rules.

     - Purchases of closed-ended funds, such as investment trusts, through regular savings plans, PEPs, ISAs or SIPPs, provided permission has been granted to set up the plan before the first purchase is made.


4.   CLEARANCE

4.1 PA deals should be entered on the PA Dealing Form (P:/Compliance/Forms/PA Dealing Form), signed and given to the Compliance Officer. The form includes a declaration that the security is not restricted under these procedures. The Compliance Officer will return the form to advise whether permission is granted or denied. Where denied a reason will be recorded on the PA Dealing Form. No dealing should be instructed until permission has been granted. See also paragraph 1.2/1.3


5.   DEALING AND  RECORDING

5.1 Permission to deal is valid for orders placed with a broker within 24 hours (7 days for illiquid securities). Permission for limit orders should be obtained in the usual way and will remain valid for 7 days. After expiry, permission must be requested again in order to deal.

5.2 If Permission is refused, it cannot be requested again until the next working day.

5.3  On effecting PA deals, EP employees  must:

     -    advise the broker that they are employed by a regulated (FSA) firm;

     - not accept any credit or special dealing facilities in connection with the transaction;

     - require the broker to send a copy contract note to the EP Compliance Officer;

     - report the transaction directly to the EP Compliance Officer by returning the original PA Dealing Form on which approval was granted; the Compliance Officer will match this against the copy contract note.

     - Update the PA Dealing Register (P:/Compliance/Compliance Registers/PA Dealing.

6.   ACCESS PERSONS

6.1 Certain individuals within EP will be designated as Access Persons for the purposes of SEC regulations. Those individuals who are Access Persons will be advised by the Compliance Officer. These individuals will be required to make additional disclosures to meet these regulations. An Access Person in relation to these regulations means

"Any employee of an Investment Adviser who, in connection with his or her regular functions or duties makes, participates in, or obtains information regarding the purchase or sale of Covered Securities (whose definition is set out below), or whose functions relate to the making of any recommendations with respect to purchases or sales"

COVERED SECURITY in relation to these rules includes all securities WITH THE EXCEPTION OF

     i.   Direct obligations of the Government of the United States

     ii.  Bankers' acceptances,  bank certificates of deposit,  commercial paper
          and  high  quality  short-term   instruments,   including   repurchase
          agreements; and

     iii. Shares issued by open-ended funds.


6.2 REQUIRED DISCLOSURES

     1. NEW ACCESS PERSONS

     Initial Holdings Reports are required to be completed within 10 days of a person being classified as an Access Person. The Initial Holdings Report must contain the following information:

     A. The title, number of shares and principal amount of each security in which the Access Person has any direct or indirect beneficial ownership when the person became an Access Person.

     B. The name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person; and

     C. The date that the report is submitted by the Access Person.

     Appendix 4A contains the relevant Initial Holdings Report Form for completion. However, the form is also available in P:8-Compliance/Forms.


     2.  QUARTERLY TRANSACTION REPORTS

         Each Access Person must submit within 10 days of a calendar quarter, a Quarterly Transactions Report. This process will be initiated by Compliance with the list being compiled from personal deals reported for the previous quarter. It is the responsibility of the Access Person to check for completeness and accuracy prior to signing the Quarterly Transactions Report and returning it to the Compliance Officer for filing.


     3.  ANNUAL HOLDINGS REPORTS

         At the end of each calendar year each Access Person must submit an Annual Holdings Report. This must be current as of a date no more than 30 days before the report is submitted to the Compliance Officer. This Annual Holdings Report will be compiled by Compliance and will be constructed from the Initial Holdings Reports provided by each Access Person and taking into account deals which have been reported over the calendar year. It is the responsibility of the Access Person to check the Annual Holdings Report for completeness and accuracy prior to signing it and returning it to the Compliance Officer for filing.


7.   RECORD KEEPING

     Compliance will maintain records for 3 years.

                                P A DEALING FORM

THIS FORM SHOULD BE COMPLETED PRIOR TO PLACING A DEAL.

SECTION 1


NAME OF INDIVIDUAL:
(name in full)
--------------------------------------------------------------------------------
PERSON FOR WHOM DEALING:
(if different from above)                       RELATIONSHIP:
--------------------------------------------------------------------------------
NAME OF SECURITY:                               PURCHASE/SALE

                                                (Delete as appropriate)
--------------------------------------------------------------------------------
NO OF SHARES AND VALUE:                         INDICATIVE PRICE:
--------------------------------------------------------------------------------
BROKER:                                         PEP/ISA A/C OR IT REGULAR
                                                SAVINGS PLAN:            YES/NO
--------------------------------------------------------------------------------
I confirm that I know of no reason why I should not proceed with this transaction and that the securities are not restricted under the personal dealing rules.
SIGNED BY:
--------------------------------------------------------------------------------
DATE:
--------------------------------------------------------------------------------



PERMISSION GIVEN BY:
--------------------------------------------------------------------------------
DATE:                                           TIME:
--------------------------------------------------------------------------------



SECTION 2

NO OF SHARES BOUGHT/SOLD:
                         -----------------------------------------
PRICE:
      ------------------------------------------------------------
DATE AND TIME:
              ----------------------------------------------------


To be completed by Compliance

CONTRACT NOTE RECEIVED
                      ---------------------------

                                   APPENDIX 4A

                            INITIAL HOLDINGS REPORT



SHARE NAME                      NO OF SHARES HELD             PRINCIPAL AMOUNT
----------                      -----------------             ----------------
























DETAILS OF BROKERS/DEALERS OR BANKS WITH WHOM ACCOUNTS ARE HELD
---------------------------------------------------------------








SIGNED BY:
          ----------------------------------------------

DATE:
     --------------------------------